Exhibit 99

Eaton Reports First Quarter Net Income Per Share up 5 Percent to $1.64 and Raises Guidance for the Year

CLEVELAND--(BUSINESS WIRE)--Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $1.64 for the first quarter of 2008, an increase of 5 percent over net income per share of $1.56 in the first quarter of 2007. Sales in the quarter were $3.5 billion, 12 percent above the same period in 2007 and a record for the first quarter. Net income was $247 million, also a record for the first quarter.

Net income in both periods included charges for integration of acquisitions. Before acquisition integration charges, operating earnings per share in the first quarter of 2008 were $1.70 versus $1.62 per share in 2007, an increase of 5 percent. Operating earnings for the first quarter of 2008 were $256 million compared to $243 million in 2007.

Alexander M. Cutler, Eaton chairman and chief executive officer, said, “We had a strong first quarter, with operating earnings per share at the top end of our guidance. Sales growth in the first quarter of 12 percent consisted of 2 percent from organic growth, 6 percent from acquisitions, and 4 percent from higher foreign exchange rates. Our end markets grew 2 percent in the quarter.

“We continue to anticipate growth of 4 percent in our end markets in 2008, with international markets modestly stronger than our expectations in January and U.S. markets slightly weaker,” said Cutler. “In the first quarter, our end markets performed about as we had expected, buoyed by the strength in international markets.

“We anticipate net income per share for the second quarter of 2008 to be between $1.80 and $1.90. Operating earnings per share, which excludes charges to integrate our recent acquisitions, are expected to be between $1.90 and $2.00 in the second quarter of 2008. Due to the strong first quarter results, we are raising our full-year guidance by $.05 per share, to net income per share of $7.30 to $7.80 and operating earnings per share of $7.80 to $8.30.”

Business Segment Results

Sales for the Electrical segment were a record $1.3 billion, up 20 percent over 2007. The 20 percent growth in sales includes 11 percent growth from acquisitions. Operating profits were $160 million. Excluding acquisition integration charges of $3 million during the quarter, operating profits were $163 million, up 34 percent from 2007.

“End markets for our electrical business grew 7 percent during the first quarter,” said Cutler. “Both U.S. and non-U.S. markets grew 7 percent in the quarter. For the full year, we are maintaining our prior forecast that our global electrical markets will grow by 5 to 6 percent.

“Our bookings in the Electrical segment, adjusted for foreign exchange and acquisitions, were up 3 percent from the first quarter a year ago, continuing the strong momentum in our Electrical segment,” said Cutler. “Our orders in the first quarter were a new quarterly bookings record for the segment.

“The operating margin of 12.5 percent in the quarter was a record for a first quarter,” said Cutler. “We completed the acquisition of Phoenixtec in February and Moeller in early April. The performances of both businesses so far in 2008 are running ahead of our original expectations.”

Hydraulics segment sales were a record $657 million, up 14 percent compared to the first quarter of 2007. Our global hydraulics markets were up 4 percent in the quarter, with non-U.S. markets up 8 percent while U.S. markets were flat.

Operating profits in the first quarter were $78 million. Excluding acquisition integration charges of $2 million during the quarter, operating profits totaled $80 million, an increase of 14 percent over the first quarter of 2007.

“The hydraulics markets in the first quarter performed as expected, with continued strong international growth offsetting flat U.S. markets,” said Cutler. “Based on the strength outside the U.S., we now believe the global hydraulics markets for 2008 will grow 2 percent versus our prior estimate of 1 percent growth.”

Aerospace segment sales were a record $430 million, 23 percent above the first quarter of 2007. The 23 percent growth in sales includes 11 percent growth from acquisitions. Our aerospace markets grew 6 percent compared to the first quarter of 2007.

Operating profits in the first quarter were $63 million. Excluding acquisition integration charges of $7 million during the quarter, operating profits were $70 million, an increase of 35 percent compared to a year earlier.

“We anticipate the global aerospace market will grow 7 percent in 2008, slightly stronger than our expectations at the start of the year,” said Cutler.

“The aerospace business signed several new contracts during the quarter,” said Cutler. “The expected lifetime revenues from the new contracts, based on the production schedules of the associated platforms, total approximately $110 million.”

The Truck segment posted sales of $567 million, down 2 percent compared to the first quarter of 2007. Truck markets in the first quarter were down 9 percent, with U.S. markets down 24 percent and non-U.S. markets up 17 percent.

Operating profits in the first quarter were $85 million, a decline of 21 percent from 2007.

“First quarter production of NAFTA heavy-duty trucks totaled 49,000 units, just slightly ahead of production in the fourth quarter of 2007 but still down 34 percent from the first quarter of 2007,” said Cutler. “We expect modest growth in second quarter production, and for 2008 as a whole, we now estimate the NAFTA heavy-duty market to total 230,000 units. This compares to our original expectation of 240,000 units.”

The Automotive segment posted first quarter sales of $538 million, 2 percent higher than the comparable quarter of 2007. Global automotive markets were down 1 percent, with U.S. markets down 8 percent and non-U.S. markets up 5 percent.

Operating profits in the first quarter were $46 million. Excluding acquisition integration charges of $1 million, operating profits were $47 million, down 25 percent from 2007.

“The strike at an automotive supplier which impacted production at several U.S. vehicle manufacturers reduced our revenues and margins for the quarter,” said Cutler. “We anticipate the labor situation will be resolved during the second quarter and, as a result, U.S. production should recover in the second quarter. For the year as a whole, we anticipate our global automotive markets will be flat, with U.S. production down 5 percent offset by growth of 4 percent in production outside the U.S.”

Eaton Corporation is a diversified industrial manufacturer with 2007 sales of $13.0 billion. Eaton is a global leader in electrical systems and components for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; hydraulics, fuel and pneumatic systems for commercial and military aircraft; intelligent truck drivetrain systems for safety and fuel economy; and automotive engine air management systems, powertrain solutions and specialty controls for performance, fuel economy and safety. Eaton has 79,000 employees and sells products to customers in more than 150 countries. For more information, visit www.eaton.com.

Notice of Conference Call: Eaton’s conference call to discuss its first quarter results is available to all interested parties via live audio webcast today at 10 a.m. Eastern time by clicking on the microphone on the right side of Eaton’s home page. This news release can also be accessed on the home page by clicking “view article” under the news release headline.

This news release contains forward-looking statements concerning the second quarter 2008 and full year 2008 net income per share and operating earnings per share, our worldwide markets, our growth in relation to end markets, and our growth from acquisitions. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the impact of acquisitions and divestitures; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months ended March 31, 2008 are available on the company’s Web site, www.eaton.com.

Eaton Corporation
Comparative Financial Summary

	Three months ended
	March 31
(Millions except per share data)	2008	2007

Continuing operations
Net sales	$3,496	$3,113
Income before income taxes	286	263
Income after income taxes	$244	$229
Income from discontinued operations	3	5
Net income	$247	$234

Net income per Common Share assuming dilution
Continuing operations	$1.62	$1.53
Discontinued operations	.02	.03
	$1.64	$1.56
Average number of Common Shares outstanding assuming dilution	150.5	150.0

Net income per Common Share basic
Continuing operations	$1.65	$1.56
Discontinued operations	.02	.03
	$1.67	$1.59
Average number of Common Shares outstanding basic	147.7	147.6

Cash dividends paid per Common Share	$.50	$.43

Reconciliation of net income to operating earnings
Net income	$247	$234
Excluding acquisition integration charges (after-tax)	9	9
Operating earnings	$256	$243

Net income per Common Share assuming dilution	$1.64	$1.56
Per share impact of acquisition integration charges (after-tax)	.06	.06
Operating earnings per Common Share	1.70	1.62
Excluding per share impact of discontinued operations	.02	.03
Adjusted operating earnings per Common Share	$1.72	$1.65

See accompanying notes.

Eaton Corporation
Statements of Consolidated Income

	Three months ended
	March 31
(Millions except per share data)	2008	2007

Net sales	$3,496	$3,113

Cost of products sold	2,532	2,227
Selling & administrative expense	552	507
Research & development expense	89	80
Interest expense-net	38	30
Other (income) expense-net	(1)	6
Income from continuing operations before income taxes	286	263
Income taxes	42	34
Income from continuing operations	244	229
Income from discontinued operations	3	5
Net income	$247	$234

Net income per Common Share assuming dilution
Continuing operations	$1.62	$1.53
Discontinued operations	.02	.03
	$1.64	$1.56
Average number of Common Shares outstanding assuming dilution	150.5	150.0

Net income per Common Share basic
Continuing operations	$1.65	$1.56
Discontinued operations	.02	.03
	$1.67	$1.59
Average number of Common Shares outstanding basic	147.7	147.6

Cash dividends paid per Common Share	$.50	$.43

See accompanying notes.

Eaton Corporation
Business Segment Information

	Three months ended
	March 31
(Millions)	2008	2007

Net sales
Electrical	$1,304	$1,084
Hydraulics	657	574
Aerospace	430	350
Truck	567	576
Automotive	538	529
	$3,496	$3,113
Operating profit
Electrical	$160	$120
Hydraulics	78	66
Aerospace	63	45
Truck	85	107
Automotive	46	63

Corporate
Amortization of intangible assets	(25)	(16)
Interest expense-net	(38)	(30)
Minority interest	(3)	(2)
Pension & other postretirement benefit expense	(38)	(38)
Stock option expense	(7)	(7)
Other corporate expense–net	(35)	(45)
Income from continuing operations before income taxes	286	263
Income taxes	42	34
Income from continuing operations	244	229
Income from discontinued operations	3	5
Net income	$247	$234

See accompanying notes.

Eaton Corporation
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2008	2007
ASSETS
Current assets
Cash	$157	$142
Short-term investments	426	504
Accounts receivable	2,561	2,208
Inventories	1,634	1,483
Deferred income taxes & other current assets	471	430
	5,249	4,767
Property, plant & equipment-net	2,473	2,333
Goodwill	4,427	3,982
Other intangible assets	1,662	1,557
Deferred income taxes & other assets	835	791
	$14,646	$13,430

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Short-term debt	$1,290	$825
Current portion of long-term debt	171	160
Accounts payable	1,319	1,170
Accrued compensation	268	355
Other current liabilities & deferred income taxes	1,214	1,149
	4,262	3,659

Long-term debt	2,704	2,432
Pension liabilities	705	681
Other postretirement liabilities	768	772
Other long-term liabilities & deferred income taxes	707	714
Shareholders' equity	5,500	5,172
	$14,646	$13,430

See accompanying notes.

Eaton Corporation

Notes to First Quarter 2008 Earnings Release

Dollars in millions, except per share data (per share data assume dilution)

Realignment of Business Segment Reporting

In the first quarter of 2008, Eaton realigned its business segment financial reporting structure. The Fluid Power segment was realigned into the Hydraulics segment and the Aerospace segment. The Electrical and Truck segments will continue as individual reporting segments, and the automotive fluid connectors business was transferred to the Automotive segment from Fluid Power.

Acquisitions of Businesses

In 2008 and 2007, Eaton acquired certain businesses in separate transactions. The Statements of Consolidated Income include the results of these businesses from the effective dates of acquisition. A summary of these transactions follows:

Acquired business	Date of acquisition	Business segment	Annual sales
Phoenixtec Power Company Ltd. A Taiwan-based manufacturer of single and three-phase uninterruptible power supply (UPS) systems	February 26, 2008	Electrical	$515 for 2007

Arrow Hose & Tubing Inc. A Canada-based manufacturer of thermoplastic hose and tubing for the industrial, food and beverage, and agricultural markets	November 8, 2007	Hydraulics	$12 for 2006

MGE small systems UPS business from Schneider Electric
  A France-based global provider of power quality solutions including uninterruptible power supply (UPS) systems, power distribution units, static transfer switches and surge suppressors

	October 31, 2007	Electrical	$245 for the year ended Sept. 30, 2007

Babco Electric Group A Canada-based manufacturer of specialty low- and medium-voltage switchgear and electrical housings for use in the Canadian oil and gas industry and other harsh environments	October 19, 2007	Electrical	$11 for the year ended April 30, 2007

Pulizzi Engineering A U.S. manufacturer of alternating current (AC) power distribution, AC power sequencing, redundant power and remote-reboot power management systems	June 19, 2007	Electrical	$12 for 2006

Technology and related assets of SMC Electrical Products, Inc.’s industrial medium-voltage adjustable frequency drive business	May 18, 2007	Electrical	None

Fuel components division of Saturn Electronics & Engineering, Inc. A U.S. designer and manufacturer of fuel containment and shutoff valves, emissions control valves and specialty actuators	May 2, 2007	Automotive	$28 for 2006

Aphel Technologies Limited A U.K.-based global supplier of high density, fault-tolerant power distribution solutions for datacenters, technical offices, laboratories and retail environments	April 5, 2007	Electrical	$12 for 2006

Argo-Tech Corporation
  A U.S.-based manufacturer of high performance aerospace engine fuel pumps and systems, airframe fuel pumps and systems, and ground fueling systems for commercial and military aerospace markets

	March 16, 2007	Aerospace	$206 for 2006

Power Protection Business of Power Products Ltd. A Czech Republic distributor and service provider of Powerware® products and other uninterruptible power supply (UPS) systems	February 7, 2007	Electrical	$3 for 2006

On April 4, 2008, Eaton announced it had acquired The Moeller Group, a Germany-based business, for €1.55 billion. This business, which had sales of €1.02 billion for 2007, is a leading supplier of electrical components for commercial and residential building applications, and industrial controls for industrial equipment applications. The business will be integrated into the Electrical segment.

Acquisition Integration Charges

In 2008 and 2007, Eaton incurred charges related to the integration of acquired businesses. These charges were recorded as expense as incurred. The charges consisted of plant consolidations and integrations. A summary of these charges follows:

	Three months ended March 31
	Acquisition integration charges		Operating profit as reported		Operating profit before acquisition integration charges
	2008	2007	2008	2007	2008	2007

Electrical	$3	$2	$160	$120	$163	$122
Hydraulics	2	4	78	66	80	70
Aerospace	7	7	63	45	70	52
Truck			85	107	85	107
Automotive	1		46	63	47	63
Pretax charges	$13	$13	$432	$401	$445	$414
After-tax charges	$9	$9
Per Common Share	$.06	$.06

Charges in 2008 related to the integration of primarily the following acquisitions: in the Electrical segment, the MGE small systems UPS business; in the Hydraulics segment, Ronningen-Petter and Synflex; in the Aerospace segment, Argo-Tech and Cobham; and in the Automotive segment, Saturn.

Charges in 2007 related to the integration of primarily the following acquisitions: in the Electrical segment, Senyuan and Powerware; in the Hydraulics segment, Hayward; and in the Aerospace segment, PerkinElmer and Cobham.

The acquisition integration charges were included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Income Taxes

The effective income tax rate for continuing operations for the first quarter of 2008 was 14.5% compared to 12.7% for the first quarter of 2007.

Long-term Debt

In order to initially finance the acquisitions of The Moeller Group and Phoenixtec, on January 25, 2008, Eaton entered into a revolving credit agreement, in the amount of $3.0 billion, which may be used either to fund direct loans or to backstop commercial paper borrowings. The proceeds must be used to finance certain acquisitions including, but not limited to, the acquisition of The Moeller Group and Phoenixtec. In the first quarter of 2008, Eaton borrowed $250 of notes under this agreement to finance the acquisition of Phoenixtec. All amounts borrowed under the credit agreement, including commercial paper backstopped by this agreement, must be repaid by January 23, 2009, but may be repaid earlier at Eaton’s option or may be required to be repaid earlier in the event of a default. The commitment amount of the revolving credit agreement will be reduced by the net amount of any proceeds raised through certain future capital market transactions which may include, but are not limited to, debt or equity issuances. The $250 of notes borrowed under this agreement was classified as long-term debt because Eaton intends, and has the ability under its existing $1.5 billion of revolving credit facilities, to refinance these notes on a long- term basis.

Reconciliation of Financial Measures

This earnings release discloses operating earnings, operating earnings per Common Share, operating earnings per Common Share excluding per share impact of discontinued operations, and operating profit before acquisition integration charges for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

CONTACT:
Eaton Corporation
Media Relations
Kelly Jasko, 216-523-5304
Email: kellyjasko@eaton.com
or
Investor Relations
William C. Hartman, 216-523-4501